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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-72583, 333-87427, 333-40652, 333-56712, 333-59786, 333-66078, 333-67446,
333-71966, 333-76880, and 333-85654 on Form S-3 and Registration Statement No. 333-16529, 333-34002, 333-37366, 333-59200, 333-106733, and 333-106729 on Form
S-8 of Calpine Corporation of our report dated March 10, 2003 (October 21, 2003 as to paragraph two of Note 10 and March 22, 2004 as to paragraphs six and eight of Note 10), which report expresses an unqualified opinion and includes emphasis paragraphs relating to the adoption of new accounting standards in 2002 and 2001 and the reclassification of the 2002 and 2001 consolidated financial statements, appearing in this Form 10-K of Calpine Corporation.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
March 22, 2004